AMENDED SCHEDULE A
AS AMENDED AS OF MAY 20, 2011

TO THE OLD MUTUAL FUNDS II RULE 18f-3 MULTIPLE CLASS PLAN, AS AMENDED MAY 18, 2010

Name of Funds

Old Mutual Analytic U.S. Long/Short Fund

Old Mutual Barrow Hanley Core Bond Fund

Old Mutual Barrow Hanley Value Fund

Old Mutual Cash Reserves Fund

Old Mutual Copper Rock International Small Cap Fund

Old Mutual Dwight High Yield Fund

Old Mutual Dwight Intermediate Fixed Income Fund

Old Mutual Dwight Short Term Fixed Income Fund

Old Mutual Focused Fund

Old Mutual Heitman REIT Fund

Old Mutual Large Cap Growth Fund

Old Mutual TS&W Mid-Cap Value Fund

Old Mutual TS&W Small Cap Value Fund

Old Mutual US Government Money Market Fund

Old Mutual US Treasury Money Market Fund